Exhibit 10.21

TAX INDEMNITY AGREEMENT
This Tax Indemnity Agreement (“Agreement”) is made as of December 14, 2017 by and among Evolus, Inc., a Delaware corporation (“Evolus”), each of the individuals listed on the signature pages hereto as “Contributors” (each, a “Contributor” and collectively the “Contributors”), and J. Christopher Marmo, as the Contributors’ representative (the “Contributors’ Representative”). Each signatory hereto may be referred to hereinafter individually as a “Party” and collectively as the “Parties.”
RECITALS
A.WHEREAS, pursuant to the Contribution Agreement (the “Contribution Agreement”) by and among SCH-AEON, LLC (f/k/a Strathspey Crown Holdings, LLC), a Delaware limited liability company (“SCH”), the Contributors, and the Contributors’ Representative, the Contributors contributed to SCH 10,000,000 shares of common stock and 1,250,000 shares of series A preferred stock of Evolus, representing one hundred percent (100%) of the outstanding capital stock of Evolus, of which (i) 125,000 shares of the series A preferred stock of Evolus and 1,000,000 shares of common stock of Evolus (the “Class D Shares”) were contributed in exchange for Class D Units of SCH and (ii) the remaining shares were contributed in exchange for Class AA Units of SCH.
B.WHEREAS, pursuant to the Contribution Agreement, the Contributors were given the right to require that SCH sell all of the Class D Shares to Alphaeon Corporation, a Delaware corporation (“Alphaeon”), and the Contributors subsequently exercised such right.
C.WHEREAS, SCH and Alphaeon entered into that certain Stock Purchase Agreement, dated as of September 30, 2014, as amended by that certain Amendment to Stock Purchase Agreement (undated) (so amended, the “SPA”), pursuant to which, and subject to the terms and conditions of which, SCH agreed to sell to Alphaeon, and Alphaeon agreed to purchase from SCH, all of the Class D Shares.
D.WHEREAS, under Section 2 of the SPA, Alphaeon is obligated to make certain contingent payments (the “Original Contingent Payments”) eligible for installment sale reporting under Section 453 of the Internal Revenue Code of 1986, as amended (together with any corresponding provisions of any superseding law, the “Code”), and the regulations (“Regulations”) promulgated by the U.S. Department of Treasury thereunder (“Installment Sale Reporting”).
E.WHEREAS, pursuant to that certain Second Amendment to Stock Purchase Agreement dated as of even date herewith by and among SCH, Evolus, Alphaeon, the Contributors and the Contributors’ Representative (the “SPA Amendment”), the Original Contingent Payments were modified in certain respects, as set forth in Section 2 thereof (as so modified, the “Contingent Payments”), and the Contributors’ Representative, on behalf of the Contributors, became entitled to receive the Contingent Payments thereunder.
F.WHEREAS, the parties to the SPA Amendment intended that the execution of the SPA Amendment would cause the Contributors to be treated for U.S.

federal income tax purposes as receiving a distribution from SCH of the right to receive the Contingent Payments in a transaction in which no gain or loss is recognized such that the Contributors may continue Installment Sale Reporting with respect to the Contingent Payments to the same extent that Installment Sale Reporting was available to SCH with respect to the Original Contingent Payments prior to the execution of the SPA Amendment.
G.WHEREAS, as of the date hereof, Evolus is a wholly-owned subsidiary of Alphaeon.
H.WHEREAS, Evolus is currently contemplating an initial public offering of its capital stock pursuant to a registration statement under the Securities Act of 1933 (the “Evolus IPO”).
I.WHEREAS, certain of the Contingent Payments are contingent on, among other things, FDA approval and Net Sales of the Product, which relates to the business conducted by Evolus.
J.WHEREAS, pursuant to the SPA Amendment, concurrent with and contingent upon the consummation of the Evolus IPO and for valid business reasons, Evolus will immediately and automatically assume and undertake all obligations with respect to the Contingent Payments, and Alphaeon will have no further obligations with respect thereto (the “Assumption”).
K.WHEREAS, in consideration of the Assumption, Alphaeon agreed to set-off and reduce, on a dollar-for-dollar basis, the amount of certain intercompany loans owing by Evolus to Alphaeon (taking into account the fair value of all the obligations with respect to the Contingent Payments).
L.WHEREAS, the Parties believe that the intercompany loans may be characterized as equity for U.S. federal income tax purposes.
M.WHEREAS, the Parties believe that under case law and certain Internal Revenue Service (“IRS”) administrative guidance, the availability of Installment Sale Reporting by the Contributors with respect to the Contingent Payments will continue following the Assumption, and the Assumption will not be treated as a “payment” within the meaning of the applicable Regulations under Section 453 of the Code.
N.WHEREAS, pursuant to the SPA Amendment, the parties thereto agreed to enter into a separate tax indemnification agreement, to be effective as of the consummation of the Evolus IPO, providing certain indemnification payments by Evolus to the Contributors in the event the IRS or other taxing authority were to finally determine that the Assumption rendered continued Installment Sale Reporting unavailable to the Contributors, subject to certain terms and conditions to be agreed.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all signatories hereto, it is hereby agreed as follows:

AGREEMENT
ARTICLE 1
DEFINITIONS AND USAGE
Section 1.1    Specified Definitions. For purposes of this Agreement, the following terms have the meanings specified in this Section 1.1:
“Defense Costs” means any costs of defense (including any attorney and accounting fees), audits costs, costs of further proceedings and similar costs and liabilities related to a Tax Matter for which indemnification is available under this Agreement (i) incurred by Evolus on behalf of any Contributor or (ii) incurred directly by such Contributor, except in the case of this clause (ii) to the extent incurred during such period of time that Evolus (A) controls such Tax Matter pursuant to Section 3.1 and (B) is not in material breach of any provision of this Agreement.
“Final Determination” means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired and is not subject to further review or modification, (ii) entry into a closing agreement under Section 7121 of the Code or any other settlement or other final agreement in connection with an administrative or judicial proceeding, (iii) execution of an Internal Revenue Service Form 870-AD, or (iv) the expiration of the time for instituting suit with respect to a claimed tax deficiency.
“Tax Liability” means, with respect to a Contributor, any income tax, together with applicable interest and penalties, if any, actually assessed against such Contributor by a Taxing Authority that is attributable to a Final Determination that the Assumption constitutes a “payment” as defined in Regulations Section 15A.453-1(b)(3)(i) (for the avoidance of doubt, without regard to any Contingent Payments actually made in cash or other property), and, for state and local tax purposes only, as defined in any comparable or corresponding provision of state or local law, in each case solely for the taxable year of such Contributor in which the Assumption occurs.
“Tax Return” means any report, return, document, statement, election, disclosure, schedule, form, declaration or other information or filing (including any amendments) required to be supplied to any Taxing Authority with respect to taxes.
“Taxing Authority” means any governmental authority responsible for the administration or imposition of any tax.
Section 1.2    Other Definitions. For purposes of this Agreement, any other capitalized terms have the meanings ascribed to such terms in the SPA (as amended) or the SPA Amendment, as the case may be.
ARTICLE 2

INDEMNIFICATION; REMEDIES
Section 2.1    Indemnification. On the terms and subject to the provisions of this Agreement, Evolus shall indemnify and hold harmless each Contributor from such Contributor’s Tax Liability and Defense Costs, if any; provided, however, that following any indemnification payments hereunder by Evolus to a Contributor, in the event that such Contributor’s Tax Liability is reduced (including without limitation any reduction by virtue of a refund, offer in compromise, or other determination of a Taxing Authority subsequent to the relevant Final Determination) (a “Tax Liability Reduction”), then such Contributor shall not be entitled to apply any such Tax Liability Reduction toward any other tax liability of such Contributor and shall provide notice to Evolus of such Tax Liability Reduction as soon as reasonably practicable after receipt thereof and repay as instructed by Evolus an amount equal to such Tax Liability Reduction in immediately available funds within fifteen (15) days of the Contributor’s receipt of such instruction. For the avoidance of doubt and notwithstanding anything to the contrary herein, (a) the consummation of the Evolus IPO shall be a condition to any indemnification obligation under this Section 2.1, and (b) no indemnification obligation shall arise under this Section 2.1 other than by virtue of a Tax Liability or Defense Costs, including without limitation with respect to any tax liability resulting from any aspect of the SPA Amendment other than the Assumption.
Section 2.2    Certain Limitations. Notwithstanding Section 2.1, Evolus have no liability (for indemnification or otherwise) under this Agreement:
(a)    with respect to any Tax Liability resulting from a Final Determination finally entered into or otherwise finally determined after the later to occur of (x) payment in full of the Principal Amount (as defined in the Promissory Note) under the Promissory Note (for this purpose, treating any amounts Evolus is entitled to offset under Section 2.3 as payments under the Promissory Note) or (y) the 42 month anniversary of the first commercial sale of the Product (as defined in the SPA) in the United States after U.S. Approval (as defined in the SPA);
(b)    with respect to any Tax Liability resulting from a Final Determination except to the extent that such Tax Liability exceeds the Contributor’s incremental tax liability resulting from any Contingent Payments actually received by such Contributor prior to the date of such Final Determination (determined on a “with and without” basis by measuring the difference between the amount of taxes that the Contributor would pay to a Taxing Authority without taking into account such Contingent Payments and the amount of taxes that such Contributor actually is liable to pay taking into account such Contingent Payments, assuming (i) that such Contingent Payments are the last item of income on any Tax Return, and (ii) that such Final Determination was not made); or
(c)    with respect to any Contributor’s Tax Liability relating to a particular Tax Matter, in the case of any breach by such Contributor or the Contributors’ Representative (in respect of such Contributor) of an obligation of the Contributor or the Contributors’ Representative under this Agreement which (i) such Contributor or the Contributors’ Representative fails to cure within thirty

(30) days of written notice thereof and which breach materially prejudices Evolus’ ability to defend the Tax Matter or (ii) is a breach of Section 3.4.
Section 2.3    Offset Rights. Evolus shall be entitled to reduce the amount of any payments to be made to a Contributor or to the Contributors’ Representative for the benefit of such Contributor under the Promissory Note or under Sections 2(b)(ii)(B) or 2(b)(ii)(C) of the SPA (as amended by the SPA Amendment) by the amount of any indemnification payments previously made to such Contributor or to the Contributors’ Representative for such Contributor’s benefit (and not subsequently repaid to Evolus in accordance with the proviso of Section 2.1) in respect of a Tax Liability hereunder; provided, however, that Evolus shall not be entitled to any reduction related to any Defense Costs or for any interest or penalties included in any Tax Liability. Notwithstanding the immediately preceding sentence, in the event that the Contributor to whom indemnification is to be provided under this Agreement breaches Section 3.3 of this Agreement, Evolus shall be entitled to further reduce the amount of any payments to be made to a Contributor or to the Contributors’ Representative for the benefit of such Contributor under the Promissory Note or under Sections 2(b)(ii)(B) or 2(b)(ii)(C) of the SPA (as amended by the SPA Amendment) by the amount of any interest or penalties included in any Tax Liability and any by the amount of any Defense Costs incurred by Evolus or its affiliates in connection with the defense or resolution of any Tax Matter to which such indemnification payment relates. The Contributors and the Contributors’ Representative hereby agree that, in the event of any offset pursuant to this Section 2.3 in respect of a Tax Liability relating to a Tax Matter, (a) such offset is intended to be borne solely by the Contributor whom is the subject of such Tax Matter, (b) the amount of any distributions from the Contributors’ Representative on account of Contingent Payments to which such Contributor would otherwise be entitled shall be reduced by the amount of such offset, and (c) the Contributors’ Representative shall distribute the proceeds of any Contingent Payments consistent with the foregoing.
Section 2.4    Remedies Exclusive. The remedies provided in this Agreement shall be the sole and exclusive remedies of the Parties hereto and their heirs, successors, and assigns with respect to any Tax Liability or any other matters contemplated by this Agreement. No Party may bring or commence any action with respect to this Agreement or the matters contemplated hereby, whether in contract, tort or otherwise, except to enforce such Party’s express rights under this Agreement.
ARTICLE 3
PROCEDURAL MATTERS
Section 3.1    Tax Controversies. The applicable Contributor shall promptly notify Evolus and the Contributors’ Representative of any inquiries, claims, assessments, audits, litigation, proceeding or similar events with respect to a potential Tax Liability of such Contributor for which Evolus may be liable under this Agreement (such inquiry, claim, assessment, audit, litigation, proceeding or similar event, a “Tax Matter” and such notice, the “Tax Matter Notice”), describing the Tax Matter in reasonable detail. Upon providing written notice to the applicable Contributor and the Contributors’ Representative within thirty days of receipt of the Tax Matter Notice unconditionally and irrevocably acknowledging Evolus’ responsibility to indemnify and hold harmless such Contributor from its Tax Liabilities and Defense Costs relating to the Tax Matter in accordance herewith (the “Defense Notice”), except as otherwise provided in this Section 3.1, Evolus shall have the authority to control, in whole and with counsel of its choosing, any Tax Matter, including without limitation the authority to resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment and to consent to any extension or waiver of the limitations period applicable to any Tax Matter, in each case solely to the extent relating to Tax Liabilities for which Evolus may be liable hereunder. The Contributors and the Contributors’ Representative agree to provide to the relevant Taxing Authority such duly executed powers of attorney or such other documents as shall be requested by Evolus to permit Evolus or its representatives to carry out the purposes of this Section 3.1. In the event that Evolus controls a Tax Matter, Evolus shall (a) diligently defend such Tax Matter, (b) keep the applicable Contributor and the Contributors’ Representative timely informed of the status of such Tax Matter; and (c) provide the applicable Contributor and the Contributors’ Representative with copies of any pleadings, correspondence, and other documents prior to the submission thereof. In the event that Evolus controls a Tax Matter, the applicable Contributor and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such Tax Matter at the sole expense of such Contributor. Evolus shall not agree to settle, compromise, consent to judgment with respect to or otherwise resolve any Tax Matter unless such settlement, compromise, or resolution (1) does not involve a finding or admission of wrongdoing by the applicable Contributor, (2) unconditionally releases such Contributor from all liability in respect of such Tax Matter, (3) imposes no equitable remedies on, and does not otherwise purport to limit, such Contributor, (4) does not subject such Contributor to any Tax Liabilities not fully indemnified and timely satisfied by Evolus hereunder and (5) has been consented to in writing by such Contributor, which consent shall not be unreasonably withheld. In the event that Evolus fails to timely provide the Defense Notice, declines to control a Tax Matter described in a Tax Matter Notice, breaches any provision of this Agreement in any material respect or ends its control of such a Tax Matter, the Contributor whom is subject of the Tax Matter may assume control with counsel of its choosing (and shall have complete and sole discretion with respect thereto, including as to settlement, compromise, consent to judgment or other resolution thereof, or extension or waiver of any limitations period or applicable thereto, or any other action affecting such Tax Matter) and Evolus shall be responsible for and promptly pay upon request all out of pocket Defense Costs incurred from time to time by such Contributor or the Contributors’ Representative related to such Tax Matter that are reasonably documented and submitted to Evolus.
Section 3.2    Cooperation Regarding Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with any Tax Matter. Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information reasonably relevant to any Tax Matter or filing of Tax Returns and making employees and other personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to retain all books and records with respect to taxes as may be pertinent to any Tax Matter.

Section 3.3    Tax Returns. Each Contributor shall prepare or cause to be prepared, and shall timely file or cause to be timely filed (taking into account any applicable extensions), all Tax Returns required to be filed by such Contributor, for the taxable year in which the Assumption occurs and each subsequent taxable year. Each Contributor shall pay (or cause to be paid), promptly and when due, whether at the original time fixed therefor or pursuant to any extension of time to pay, any and all Taxes that are due and payable as shown on any such Tax Returns, taking into account the provisions of Section 3.4 hereof. For purposes of this Section 3.3, any Taxes relating to amounts reflected in any IRS Form 1099 or IRS Form W-2 (or any corresponding state or local tax form) issued to a Contributor for a taxable year shall be deemed to be shown as due and payable on the applicable income Tax Return(s) of the Contributor for such taxable year regardless of whether such Taxes are actually shown as due and payable thereon. Notwithstanding the foregoing, a Contributor shall not be deemed to have breached this Section 3.3 if its failure to so comply is a result of either (i) SCH delivering completed Schedule K-1s to such Contributor less than 30 days prior to the last applicable Tax Return filing extension allowed to such Contributor or (ii) Evolus delivering all required information returns related to payments under the SPA (as amended by the SPA Amendment) less than 30 days prior to the last applicable Tax Return filing extension allowed to such Contributor.
Section 3.4    Consistent Reporting. Notwithstanding any provision of this Agreement to the contrary, unless otherwise required by a Final Determination, the Parties to this Agreement shall not take any position in any Tax Return or other document or communication submitted to any Taxing Authority inconsistent with the continued application of Installment Sale Reporting with respect to the Contingent Payments following the Assumption, including for the avoidance of doubt and without limitation any position that the Assumption constitutes a “payment” within the meaning of Regulations Section 15A.453-1(b)(3)(i) (or any position to a similar effect).
Section 3.5    Withholding. Evolus shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any payments contemplated by this Agreement such amount, if any, as Evolus determines in good faith is required to be deducted and withheld with respect to the making of such payment under applicable law, and to collect any necessary Tax forms for avoiding such withholding, including without limitation IRS Form W-9, or any similar information, from the Contributors, the Contributors’ Representative, and any other recipient of any payment hereunder. To the extent that amounts are so withheld (or caused to be withheld), such withheld amounts shall be treated for all purposes as having been paid to the Contributors or such other recipient, as applicable, in respect of which such deduction and withholding was made.
ARTICLE 4
GENERAL PROVISIONS
Section 4.1    Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail, with confirmation of transmission; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Contributors or
Contributors’
Representative:	1270 Via Brigitte
Santa Barbara, CA 93111
Attention: J. Christopher Marmo
E-mail: j.chrismarmo@gmail.com

With a copy to:	Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention: Elliot Freier, Esq. and Michael Kaplan, Esq.
Fax: (310) 203-7199
Email: efreier@irell.com; mkaplan@irell.com

Evolus:	Evolus Inc.
17901Von Karman Ave, Suite 150
Irvine, CA 92614
Attention: Murthy Simhambhatla
E-mail: murthy.simhambhatla@evolus.com

with a copy to:	K&L Gates LLP
1 Park Plaza
Irvine, CA 92614
Attention: Frank W. Dworak, Esq.
Fax: (949) 253-0902
E-mail address: frank.dworak@klgates.com
Section 4.2    Jurisdiction; Service of Process. Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of California, County of Orange, or in the United States District Court for the Central District of California, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. The Parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any Party anywhere in the world.

Section 4.3    Enforcement of Agreement. Each Party hereto acknowledges and agrees that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which such Party may be entitled, at law or in equity, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
Section 4.4    Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 4.5    Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to the subject matter hereof and together with the SPA (as amended) constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by Evolus and the Contributors’ Representative, on behalf of the Contributors.
Section 4.6    Assignments, Successors and No Third Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that Evolus may assign any of its rights and delegate any of its obligations under this Agreement to any subsidiary of Evolus, provided that Evolus fully and unconditionally guarantees the performance of such assignee pursuant to documentation in form and substance satisfactory to Contributors’ Representative in its sole discretion. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section.

Section 4.7    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 4.8    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 4.9    Governing Law. This Agreement has been entered into in the State of California and shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of California without giving effect to its principles of choice of law or conflicts of law.
Section 4.10    Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
Section 4.11    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 4.12    Contributors’ Representative. The Contributors hereby constitute and appoint J. Christopher Marmo as their representative and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them to act on behalf of each of them in the absolute discretion of the Contributors’ Representative with respect to any matter as to which the Contributors have obligations under this Agreement. This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of the Contributors or by operation of law, whether by the death or incapacity of a Contributor or by the occurrence of any other event. Each Contributor hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Contributors’ Representative under this Agreement. Each of the Contributors agrees that the Contributors’ Representative shall have no obligation or liability to any person for any action or omission taken or omitted by the Contributors’ Representative in good faith hereunder, and each Contributor shall indemnify and hold the Contributors’ Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Contributors’ Representative may sustain as a result of any such action or omission by the Contributors’ Representative hereunder in respect of such Contributor. Evolus shall be entitled to rely upon any document or other paper delivered by the Contributors’ Representative as (a) genuine and correct and (b) having been duly signed or sent by the Contributors, and Evolus shall not be liable to any of the Contributors for any action taken or omitted to be taken by Evolus in such reliance.
[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Evolus:	EVOLUS, INC., a Delaware corporation

	By:	/s/ Murthy Simhambhatla
Name: Murthy Simhambhatla
Title: CEO

Contributors’ Representative:	/s/ J. Christopher Marmo
J. Christopher Marmo

Contributors	/s/ J. Christopher Marmo
Name: J. Christopher Marmo

/s/ Scott Cannizzaro
Name: Scott Cannizzaro

/s/ Gordon Crawford
Name: Gordon Crawford

/s/ John Gross
Name: John Gross

Signature Page to Tax Indemnity Agreement